UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 10, 2010

HealthMarkets, Inc.
 (Exact name of registrant as specified in its charter)

Delaware	001-14953	75-2044750
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

9151 Boulevard 26, North Richland Hills, Texas	76180
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (817) 255-5200

(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.05. Costs Associated with Exit or Disposal Activities.

In connection with a plan to support the business strategy of HealthMarkets, Inc. and its subsidiaries (the “Company”) going forward in light of national health care reform and related legislative developments, properly manage the Company’s expenses and better align the Company’s workforce in light of dropping enrollment levels experienced by the Company’s insurance subsidiaries, on August 10, 2010, the Company initiated a reduction of its existing workforce. The Company has completed notifying the approximately 70 employees initially affected and anticipates reducing its workforce by up to an estimated additional 180 positions, subject to the need for lower reductions based on workforce attrition. This action is expected to be substantially completed by the end of the first quarter 2011.

The estimated pre-tax expenses expected to be incurred in connection with this action are between $7.5 million and $10.0 million, substantially all of which are expected to consist of severance and employee-related costs, other than approximately $100,000 related to potential facility termination costs. All amounts are expected to be incurred as cash expenditures.

This Current Report on Form 8-K contains or may contain “forward-looking statements” within the meaning of the safe harbor provisions of the United States Private Securities Litigation Reform Act of 1995, including statements regarding expected benefits, costs and charges associated with the transactions described above. Forward-looking statements are generally identified by use of the terms “anticipate,” “believe,” “estimate,” “expect,” “may,” “objective,” “plan,” “possible,” “potential,” “project,” “will” and similar expressions. Actual events or results may differ materially from those statements. For information about the factors that could cause such differences, please refer to the Company’s Annual Report on Form 10-K for the year ended December 31, 2009, including the information discussed under the caption “Item 1 Business”, “Item 1A. Risk Factors” and “Item 7 Management’s Discussion and Analysis of Financial Condition and Results of Operations,” as well as the Company’s various other filings with the Securities and Exchange Commission and other publicly disseminated written documents.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

HEALTHMARKETS, INC.

By: /s/ Steven P. Erwin
Name:   Steven P. Erwin
Title:   Executive Vice President
and Chief Financial Officer

Dated: August 16, 2010